Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-148163, 333-132607 and 333-162513 on Form S-8 of NaturalNano, Inc. of our report, dated April 15, 2011, on the consolidated financial statements as of and for the periods ended December 31, 2010 and 2009, appearing in this Annual Report on Form 10-K of NaturalNano, Inc..  Our report, dated April 15, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Freed, Maxick & Battaglia, CPAs, PC

Buffalo, NY
Dated:  April 15, 2011